Smart Sand, Inc. Announces Third Quarter 2017 Results

-	Revenues of approximately $39.3 million, an increase of 32% sequentially
-	Tons sold totaled approximately 653,400 tons, an increase of 23% sequentially
-	Net Income of $7.0 million, or $0.17 per basic and diluted share
-	Adjusted EBITDA of $11.6 million, an increase of 80% sequentially

THE WOODLANDS, Texas, November 9, 2017 – Smart Sand, Inc. (NASDAQ: SND) (the “Company”), a pure-play, low-cost producer of high quality Northern White raw frac sand, announced results today for the third quarter ended September 30, 2017.

“I am pleased to announce that Smart Sand had its best quarter since its founding six years ago,” stated Charles Young, Chief Executive Officer.  “This would not have been possible without the hard work and dedication of our employees.  Their focus on maximizing production and effectively managing railcar movements, while operating in a safe and efficient manner, resulted in record sales volumes.  Market demand for our high quality, Northern White frac sand remains strong and we look forward to bringing our additional 2.2 million tons of annual production capacity online by the end of the first quarter of 2018.”

Third Quarter 2017 Highlights

Revenues were approximately $39.3 million in the third quarter of 2017, compared with $10.9 million in the third quarter of 2016, a 260% increase year-over-year.  The increase in revenues was primarily due to increased sales volumes, increased freight revenues, resulting primarily from an increase in shipments to customers to whom we bill freight charges, and an annual contractual shortfall payment from one customer of approximately $1.2 million.  Revenues for the quarter increased by 32% compared to second quarter 2017 revenue of $29.8 million, primarily due to a higher average selling price as a result of increased in-basin spot sales, an increase in freight revenues, and a shortfall payment from one customer.

Tons sold totaled approximately 653,400 in the third quarter of 2017, compared with approximately 229,600 tons sold in the third quarter of 2016, a 184% increase year-over-year.  Tons sold during the quarter increased by 23% compared to second quarter 2017 tons sold of 531,000.

The Company generated net income of $7.0 million, or $0.17 per basic and diluted share, for the third quarter of 2017, compared with a net loss of $0.1 million, or $0 per basic and diluted share, for the third quarter of 2016 and net income of $2.6 million, or $0.07 per basic share and $0.06 per diluted share, for the second quarter of 2017.

Adjusted EBITDA for the third quarter of 2017 was $11.6 million, compared to $4.5 million during the third quarter of 2016 and $6.5 million for the second quarter of 2017, increases of 156% and 80%, respectively.  The increase year-over-year was primarily due to an increase in sales volume.  The increase in Adjusted EBITDA sequentially was primarily due to an increase in sales volume and average selling price per ton, a reduction in production cost per ton, and a shortfall payment from one customer.

Capital Expenditures

Smart Sand’s capital expenditures totaled $19.9 million for the quarter ended September 30, 2017 and were associated largely with the Company’s expansion at its Oakdale sand processing facility and investment in various enhancement and cost improvement projects.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors this morning, November 9 at 10:00 a.m. Eastern Time to discuss the Company’s third quarter 2017 financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or for international callers, (478) 219-0056.  The passcode for the call is 62286113.  A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or for international callers, (404) 537-3406.  The conference ID for the replay is 62286113.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect," “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in the “Risk Factors” section of the Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission on March 16, 2017.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand

Smart Sand, Inc. is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and related producing facility near Oakdale, Wisconsin, at which we currently have approximately 332 million tons of proven recoverable reserves. We currently have 3.3 million tons of annual processing capacity.  We are expanding our annual processing capacity to 5.5 million tons and expect the additional capacity to be operational in Q1’2018.  The Company is headquartered in The Woodlands, Texas.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2017 (unaudited)	June 30, 2017 (unaudited)	September 30, 2016 (unaudited)
	(in thousands, except per share amounts)
Revenues	$39,329	$29,787	$10,927
Cost of goods sold	26,297	21,407	5,931
Gross profit	13,032	8,380	4,996
Operating expenses:
Salaries, benefits and payroll taxes	1,838	2,167	1,316
Depreciation and amortization	148	120	102
Selling, general and administrative	2,275	2,283	1,044
Total operating expenses	4,261	4,570	2,462
Operating income	8,771	3,810	2,534
Other income (expenses):
Preferred stock interest expense	-	-	(1,813)
Other interest expense	(114)	(115)	(845)
Other income	76	83	33
Total other income (expenses), net	(38)	(32)	(2,625)
Income (loss) before income tax expense	8,733	3,778	(91)
Income tax expense	1,686	1,154	5
Net income (loss)	$7,047	$2,624	$(96)
Net income (loss) per common share:
Basic	$0.17	$0.07	$(0.00)
Diluted	$0.17	$0.06	$(0.00)
Weighted-average number of common shares:
Basic	40,384	40,347	22,189
Diluted	40,416	40,453	22,189

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(unaudited)	(audited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$51,329	$46,563
Restricted cash	486	971
Accounts receivable	20,487	5,339
Unbilled receivables	1,043	404
Inventories	7,665	10,344
Prepaid expenses and other current assets	2,625	1,403
Total current assets	83,635	65,024
Inventories, long-term	-	3,155
Property, plant and equipment, net	138,530	104,096
Deferred financing costs, net	1,009	1,154
Other assets	23	23
Total assets	$223,197	$173,452
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,526	$1,663
Accrued and other expenses	9,912	2,430
Deferred revenue	-	1,615
Income taxes payable	-	7,058
Current portion of equipment financing obligations	641	674
Current portion of notes payable	288	282
Total current liabilities	24,367	13,722
Equipment financing obligations, net of current portion	8	572
Notes payable, net of current portion	-	288
Deferred tax liabilities, long-term, net	18,848	15,044
Asset retirement obligation	1,445	1,384
Total liabilities	44,668	31,010
Commitments and contingencies (Note 20)
Stockholders’ equity
Common stock, $0.001 par value, 350,000,000 shares authorized; 40,474,085 issued and 40,393,033 outstanding at September 30, 2017; 38,884,068 issued and 38,816,474 outstanding at December 31, 2016	40	39
Treasury stock, at cost, 81,052 and 67,594 shares at September 30, 2017 and December 31, 2016, respectively	(666)	(539)
Additional paid-in capital	158,444	132,879
Retained earnings	20,711	10,063
Total stockholders’ equity	178,529	142,442
Total liabilities and stockholders’ equity	$223,197	$173,452

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our IPO, (iii) equity compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earnout and contingent consideration obligations, and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

-	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
-	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
-	our ability to incur and service debt and fund capital expenditures;
-	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure; and
-	our debt covenant compliance as Adjusted EBITDA is a key component of critical covenants in our credit agreement.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Net income (loss)	$7,047	$2,624	$(96)
Depreciation and depletion	1,756	1,693	1,647
Income tax expense	1,686	1,154	5
Interest expense	172	182	2,658
Franchise taxes	70	10	3
EBITDA	$10,731	$5,663	$4,217
Loss on sale of fixed assets (1)	30	194	29
Integration and transition costs	16	-	-
Equity compensation (2)	516	585	299
Development costs (3)	79	-	-
Cash charges related to restructuring and retention (4)	239	-	-
Non-cash charges (5)	20	20	(8)
Adjusted EBITDA	$11,631	$6,462	$4,537

(1)	Includes gains related to the sale and disposal of certain assets in property, plant and equipment.
(2)	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(3)	Represents costs incurred related to current development project activities.
(4)	Represents costs associated with the retention and relocation of employees.
(5)	Represents accretion of asset retirement obligations and loss on derivatives.

Production Costs

We also use production costs, which we define as costs of goods sold, excluding depreciation, depletion, accretion of asset retirement obligations and freight charges to measure our financial performance. Freight charges consist of shipping costs and railcar rental and storage expenses. Shipping costs consist of railway transportation and transload costs to deliver products to customers. A portion of these freight charges are passed through to our customers and are, therefore, included in revenue. Rail car rental and storage expenses are associated with our long-term rail car operating agreements with certain customers. We believe production costs is a meaningful measure to management and external users of our financial statements, such as investors and commercial banks, because it provides a measure of operating performance that is unaffected by historical cost basis and logistics charges that vary by customer. Cost of goods sold is the GAAP measure most directly comparable to production costs. Production costs should not be considered an alternative to cost of goods sold presented in accordance with GAAP. Because production costs may be defined differently by other companies in our industry, our definition of production costs may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of production costs to cost of goods sold:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Cost of goods sold	$26,297	$21,407	$5,931
Depreciation, depletion, and accretion of asset retirement obligations	(1,628)	(1,588)	(1,563)
Freight charges	(17,624)	(12,824)	(1,777)
Production costs	$7,045	$6,995	$2,591
Production costs per ton	$10.79	$13.17	$11.43
Total tons sold	653	531	230

Investor Contacts

Lee Beckelman

Chief Financial Officer

(281) 231-2660

LBeckelman@smartsand.com

Phil Cerniglia

Investor Relations and Budgeting Manager

(281) 231-2660

PCerniglia@smartsand.com